EXHIBIT 23.2

CONSENT OF QUALIFIED PERSON

The undersigned, Jean-Francois St-Onge, hereby states as follows:

I, Jean-Francois St-Onge, assisted with the preparation of the “Elk Creek Project Mineral Reserve Summary as of February 19, 2019” (the “Mineral Reserve Summary”), portions of which are extracted or summarized (the “Summary Material”) in this Quarterly Report on Form 10-Q.

I hereby consent to the reference to the Mineral Reserve Summary, the Summary Material and the reference to my name in the Form 10-Q concerning the Mineral Reserve Summary.

Date: May 10, 2019	By:	/S/ Jean-Francois St-Onge

	Name:	Jean-Francois St-Onge, P.Eng
	Title:	Associate Consulting Specialist – Mining, Nordmin Engineering Ltd.